EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as Assumed by BNC Bancorp and Amended and Restated Effective September 14, 2012 of our report dated March 15, 2012, relating to the consolidated balance sheets of BNC Bancorp and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011 and the effectiveness of BNC Bancorp’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission.

Raleigh, North Carolina

September 14, 2012